EXHIBIT 99.1

                                 PAYMENTECH

                                                                 Contacts:
                                 Investors/Analysts:  Jean Krone Bono, CFA
                                                            (214) 849-3750
                                                     Media:  Rodney D Bell
                                                            (214) 849-3776

 FOR IMMEDIATE RELEASE


       PAYMENTECH IN AGREEMENT FOR ACQUISITION OF OUTSTANDING SHARES

      DALLAS - March 22, 1999   Paymentech, Inc. (NYSE: PTI) today announced
 it has signed a definitive merger agreement for the acquisition by First Data Corporation (NYSE: FDC) of Paymentech's outstanding shares of common stock, other than shares owned by BANK ONE CORPORATION (NYSE: ONE), at a price of $25.50 per share. Public ownership (approximately 16 million shares) represents approximately 45% of the outstanding shares. Bank One owns the remaining 55%.

      In connection with the merger agreement, First Data and Bank One have separately agreed that following the merger they will combine Paymentech's operations with Banc One Payment Services LLC, the existing merchant bank alliance between First Data and BANK ONE CORPORATION. Pamela H. Patsley, currently president and chief executive officer of Paymentech, Inc., will direct the operations of the combined organization.

      The transaction is subject to approval by Paymentech, Inc. shareholders, including approval by the holders of at least two-thirds of the shares not owned by Bank One. It is also subject to anti-trust and other regulatory approvals, as well as other conditions. It is anticipated the transaction could be completed during the third calendar quarter. No assurance can be given that this agreement will result in a transaction.

      Additionally, Paymentech has completed a processing agreement that was previously announced between First Data Merchant Services Corporation, a wholly owned subsidiary of First Data Corporation, and Paymentech, Inc.

      "This is an exciting transaction for our organizations," said Pamela
 H. Patsley, president and chief executive officer of Paymentech. "First Data, Paymentech and Banc One Payment Services have cultures that are focused on driving top line growth, improving operational efficiency and capitalizing on the opportunities to provide merchants with electronic commerce solutions. We believe our clients, shareholders and employees will benefit greatly from this strong combination."

      "Obviously we are pleased to be able to deepen our already strong relationship with Bank One. We believe this merger significantly strengthens Banc One Payment Services' ability to offer customers a broad array of competitive services," said Ric Duques, chairman and chief executive officer of First Data Corporation.

      "Combining Paymentech, Inc. with our First Data alliance simplifies, streamlines and strengthens our participation in this very important market," said Richard W. Vague, chairman and chief executive officer of First USA, a unit of Bank One, and chairman of Paymentech, Inc. "Retail clients need full service processing solutions that allow them to cost effectively accept any form of payment at the point-of-sale. The combination of Paymentech with Banc One Payment Services will allow us to bring our customers the processing scale and efficiency to do that even more effectively."

      Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for merchants, third-party transaction processing, and total commercial card payment programs. Paymentech is a leading acquirer of bankcard transactions in the United States and a leading commercial card issuer.

                             www.paymentech.com